Exhibit 10.12


(ix)
                 U.S. DOLLAR COMMERCIAL LINE OF CREDIT AGREEMENT

Branch:  989  Derry  Road,  Suite  303,  Mississauga,  Ontario,  L5T  2J8
Date:  February  22,  2002

Laurentian Bank of Canada (the "Bank") and the undersigned borrower (the "Borrower") agree as follows:

1. The Bank hereby grants to the Borrower, which in turn accepts, a line of credit for carrying on his enterprise in the form of a renewable demand loan (the "Operating Credit") not exceeding at any time the capital for an amount of ONE MILLION DOLLARS ($1,000,000.00) (hereinafter referred to as the "Credit
                         ------------
Limit"),  subject  to  the  following  terms  and  conditions (the "Agreement").

2. The Borrower promises to pay to the Bank, on demand, any amount owed under this Agreement including, but without being limited to, the principal, interest, fees and any incidental expenses of the Operating Credit.

3. Unless the Bank has requested the full payment of any outstanding amount under the terms and conditions of this Agreement, or has terminated this Agreement, the Borrower may borrow, repay and reborrow up to the Credit Limit granted, in compliance with the terms and conditions herein.

     Pursuant to the Operating Credit, each advance and each repayment in reduction of the Operating Credit shall be for the amount of FIVE THOUSAND DOLLARS ($5,000.00) or any multiple thereof.
           --------

     The Borrower authorizes the Bank to determine daily, or at any other frequency the Bank may decide upon, the position or net position (as the case may be) of the account opened in the name of the Borrower (the "Account"). The Borrower hereby authorizes the Bank to establish every day, or at any other frequency as it may determine, the net position of the Account. If the net position of the Account is a debit, the Bank shall grant to the Borrower an advance to cover the overdraft without exceeding the Credit Limit. If the net position of the Account is a credit, the Bank may apply the full amount of such credit or a part thereof in full or partial reduction of the Operating Credit. In addition to debiting the Account with the amount of each cheque, payment order or other item drawn on the Account, and each withdrawal, the Bank shall also be entitled to debit the Account with the amount of all interest (including compound interest) payable by the Borrower to the Bank pursuant to this Agreement as well as the amount of all administrative fees and other charges payable by the Borrower, and the amount of any legal costs incurred by the Bank with respect to the Borrower. The Borrower authorizes the Bank to use any deposit or other credit on its behalf, in whole or in part, for the repayment of the following and in such order: interest on the Operating Credit, administration fees and the Operating Credit itself, the Borrower thus waiving any other repayment order.

     The Borrower shall not permit the Operating Credit to exceed the Credit Limit and the Bank may refuse to honour any cheque, permit any withdrawal or pay any other item if the Operating Credit exceeds, or would after such payment exceed, the Credit Limit on the date such cheque, withdrawal or other item is presented to the Bank for payment, provided that this Agreement shall continue to apply to the Operating Credit and to the Borrower notwithstanding any Operating Credit in excess of the Credit Limit.

     The Borrower shall deliver to the Bank from time to time, promptly on request by the Bank and in form and substance satisfactory to the Bank, a demand promissory note, security, other acknowledgement of debt or other document with respect to the indebtedness and liability then owing by the Borrower to the Bank pursuant to or in respect of the Operating Credit and this Agreement.

4. The Borrower shall pay interest to the Bank calculated on the daily closing balance of the Operating Credit at a floating annual rate equal to the Bank's U.S. base rate, plus one half percent (0.50%) per annum; provided that the rate of interest shall be increased by an additional one half percent (0.50%) per annum if the Borrower fails to support at any time during the term of this Agreement any portion of the credit facility provided by the Bank to the Borrower pursuant to an Offer of Finance dated February 15, 2002 by way of a term deposit or cash equivalent in form acceptable to the Bank, in its sole discretion; and further provided that that the rate of interest shall be further increased by a further additional one half percent (0.50%) per annum if the Borrower fails to maintain deposits with the Bank on or before May 30, 2002 in the aggregate amount of $Cdn. 2,500,000.00; and such interest shall be payable monthly, on the 1st day of each and every month, both before and after any termination of this Agreement, demand, default or judgment, and until payment of the Operating Credit in full, with interest on overdue interest at the same rate.

     Under this Agreement, the expression "Bank's U.S. base rate" means the annual variable interest rate announced by the Bank from time to time as the reference rate in effect to determine the interest rates applicable to commercial loans in U.S. Dollars granted by the Bank in Canada and based on a calendar year. On the date of this Agreement, the Bank's U.S. base rate is Five point two five percent (5.25) % per annum. The Bank is not required to inform the Borrower of any changes to its U.S. base rate.

5. Each time an amount in Canadian Dollars must be converted into or expressed in U.S. Dollars, the calculation will be based on the appropriate date, by using the Bank's cash bid price to purchase U.S. Dollars as quoted by the Bank's Treasury Department at approximately 10:30 a.m. (Montreal time) on the relevant date.

6. All sums due under this Agreement by the Borrower to the Bank must be paid in U.S. Dollars. The Borrower shall use the Account (and incur the Operating Credit) solely for business purposes.

7. The Borrower agrees to indemnify the Bank against any loss incurred by the Bank as a result of any judgment or order being given or made for the payment of any amount due hereunder and such judgment or order being expressed and paid in a currency (the "Judgment Currency") other than United States currency (the "Operating Credit Currency") and as a result of any variation as between:

     (a) the rate of exchange at which such amount due hereunder is converted into the Judgement Currency for the purposes of such judgment or order; and

     (b) the Bank's cash bid price as announced by its Treasury Department at approximately 10:30 a.m. (Montreal time) at the relevant date for the purchase of the Operating Credit Currency with the amount of the Judgment Currency when actually received by the Bank.

     The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any termination of this Agreement or any such judgment or order as aforesaid.

8. If the Bank is or becomes subject to any withholding tax or any other tax with respect to payments of principal, interest or other amounts payable in connection with this Agreement (except taxes on the overall net income of the Bank), and as a result thereof the cost to the Bank of making or maintaining the Operating Credit is increased or the income of the Bank therefrom is reduced, then on demand the Borrower shall pay the Bank the amount (as certified by the Bank) that shall compensate the Bank for such additional cost or such reduction in income.

9 The Bank reserves the right to cancel, at any time, the Operating Credit granted to the Borrower under this Agreement, and the Borrower shall reimburse the Bank, on demand, for the aggregate outstanding Operating Credit amount including interest accrued thereon as well as any other amount payable under this Agreement. Nothing herein contained shall limit the Bank's right to set off the debit balance of the Account from time to time against the credit balance of the Borrower in any other account at the Bank or against any other money which may from time to time be owing to the Borrower form the Bank such right being expressly affirmed hereby. In the event that the currency of such other account or such other money owing to the Borrower from the Bank is not United States currency, the set-off shall be based upon the United States Dollar equivalent of such non-United States currency calculated at the conversion basis referred to in paragraph 4 above.

10. Without limiting the Bank's right to demand, in its discretion, the repayment of the Operating Credit, the Bank may terminate all of its obligations related to the granting of credit or advances under the Operating Credit and declare payable all of the Borrower's obligations should one or more of the following events occur:

     (a) the Borrower fails to pay when due the principal, interest, and any other sums due pursuant hereto;

     (b) the Borrower's failure to comply with one of its obligations under this Agreement or any other agreement between the Borrower and the Bank;

     (c) the Borrower becomes insolvent or bankrupt or a bankruptcy petition is filed against the Borrower, or notifies its intentions to present a proposal to its creditors, presents a proposal or assigns its assets to its creditors, or measures are taken to liquidate, reach a compromise, make an arrangement or adjust its debts, or to appoint a sequestrator, administrator or liquidator of its assets;

     (d) if there occurs any attachment, execution or levy against the Borrower or any of its assets.

11. If this Agreement modifies a credit facility already granted by the Bank in favour of the Borrower, it will not effect novation.

12. Under this Agreement, the entries made in the Bank's books, registers and files relating to the opening of the credit granted to the Borrower constitute, in the absence of manifest error, prima facie evidence of the Borrower's indebtedness to the Bank.

13. This Agreement binds the Borrower, its executors, administrators, heirs, successors and assigns and shall enure to the benefit of the Bank and its successors and assigns. The Borrower cannot assign any of its rights or obligations under this Agreement.

14. Whenever the context so requires, the singular number shall be interpreted as plural, the masculine gender as feminine or neuter, and vice versa.

15. All amounts received or held on deposit by the Bank (whether in any Account or in any other accounts(s) at any branch(es) of the Bank), before or after demand or default, may be applied on account of such parts of the Borrower's indebtedness or liability hereunder or under any agreement between the Borrower and the Bank as the Bank deems appropriate, and any such application may be changed or varied from time to time.

16. No act or omission by the Bank or any nature whatsoever shall extend to or be taken to affect any provision hereof save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Bank with respect to, any subsequent default, whether similar or not. The Borrower waives every defence based upon any or all indulgences that may be granted by the Bank.

17. Nothing herein limits the Bank's rights to set off the Operating Credit from time to time against the credit balance of the Borrower in any Account or in any other account at any branch of the Bank or against any other money which may from time to time be owing to the Borrower by the Bank, regardless of the currency in which such Account, account or other money may be denominated, which right is hereby confirmed.

18. Where the undersigned Borrowers are two or more in number, or where the Borrower is a partnership, the obligations of the undersigned Borrowers (or of all the partners, as the case may be) are joint and several (in Quebec, solidary, waiving the benefits of division and discussion). Nothing herein shall require the express authority of any one or more of the undersigned Borrowers or such partners for the purpose of a particular debit to any Account or a particular advance under the Operating Credit.

19. Any security for the Operating Credit held by the Bank shall not be released or extinguished by reason of the Operating Credit being repaid, but shall subsist and secure future amounts owing under the Operating Credit until such security is returned or released and discharged in writing by the Bank.

20. Any provision of this Agreement which is invalid or unenforceable under the laws of any jurisdiction in which this Agreement is sought to be enforced shall, as to such jurisdiction and to the extent such provision is invalid or unenforceable, be deemed severable and shall not affect any other provision of this Agreement.

21. The existing agreements, as modified or supplemented, governing the operation of the Account or other accounts shall continue to apply to the said Account and other accounts except as modified herein. In the event of any conflict the provisions of this Agreement shall govern. This Agreement shall be in addition to any other debt instrument, security or agreement between the Bank and the Borrower.

22. This Agreement shall be governed by and construed in accordance with the laws of the Province in which the branch of the Bank set forth above is located.

23. Any notice or statement required or permitted to be given hereunder or by law may be delivered or served personally in or given by facsimile transmission, courier or regular mail to the last address of the Borrower appearing the Bank's records. Any such notice or statement shall be deemed to have been received by the Borrower the same day, if served or delivered personally, the next business day if sent by facsimile transmission and on the third business day next following if sent by courier or mail.

24. All fees, costs and expenses incurred by the Bank in connection with the Operating Credit or this Agreement (including without limitation the preparation and enforcement of this Agreement and of any security held by the Bank to secure the obligations of the Borrower hereunder) shall be immediately due and payable and shall bear interest from due date at the variable annual rate specified in
Section  4  above,  before  and  after  demand,  default  and  judgment.

25. The parties have expressly requested that this Agreement and any notices, documents or other writings relating hereto be drawn up in English. Les parties ont express ment exig que la pr sente entente ainsi que tout avis ou autre document s'y rapportant soient r dig s en anglais.

26. The Borrower acknowledges receipt of a duplicate original of this Agreement.

Given  under  seal  at  Town  of Richmond Hill this 22nd  day of February, 2002.


                          1418276  ONTARIO  INC.
                          Name  of  Company
                          Address:30 West Beaver Creek Road, Suite
                          109,  Richmond  Hill,  Ontario  L4B  3K1

                          per:___/s/  Kim  Allen__________________________
                                             Name:  Kim  Allen
                                             Title:   President
                                             c/s

                          per:___/s/  Angelo  Boujos_______________________
                                      Name:  Angelo  Boujos
                                      Title:    Chairman